Exhibit 10.1

FIRST AMENDMENT

TO

CIRCOR INTERNATIONAL, INC.

AMENDED AND RESTATED

1999 STOCK OPTION AND INCENTIVE PLAN

A.	The CIRCOR International, Inc. Amended and Restated 1999 Stock Option and Incentive Plan is hereby amended by adding the following to the end of Section 18(g):

“With respect to any Award that is subject to Section 409A, any deferral election must generally be made in the year prior to the year in which compensation is to be earned; provided, however, that (1) a deferral election for compensation to be earned in 2005 may be made prior to March 15, 2005, (2) a deferral election for a Deferred Stock Award that does not vest until at least 13 months from the Award date may be made within 30 days of the Award date, and (3) in the case of the first year in which a grantee becomes eligible to make deferrals, the deferral election of such grantee may be made with respect to services to be performed subsequent to the election within 30 days after the date the grantee first becomes eligible to make deferrals. All elections as to timing of distribution of Awards subject to Section 409A are irrevocable except that grantees are permitted to make a one-time change in 2005. Any distribution of Awards subject to Section 409A to a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) on account of separation from service shall be delayed until at least six months after such separation from service.”

B.	The effective date of this First Amendment is as of January 1, 2005.

Executed this 1st day of December, 2005 by a duly authorized officer of CIRCOR International, Inc.

CIRCOR INTERNATIONAL, INC.

By: /s/ Alan J. Glass
Alan J. Glass General Counsel & Asst. Secretary